
                           EXHIBIT 11

         STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
          (Dollars in thousands, except per share data)

                                Six Months Ended    Three Months Ended
                                 September 30,        September 30,
                                 1999      1998       1999      1998
                              --------- ---------  --------- ---------
                             (Unaudited)(Unaudited)(Unaudited)(Unaudited)
BASIC EARNINGS PER SHARE:

Weighted average shares
   outstanding                  14,253    15,886     14,227   15,055
                               ========  ========    =======  =======

Net income                     $ 5,632   $ 5,639     $4,252   $4,383

                               ========  ========    =======  =======

Income per share               $   0.40  $  0.35     $ 0.30   $  0.29
                               ========  ========    =======  =======


DILUTED EARNINGS PER SHARE:

Weighted average shares
   outstanding                   14,253   15,886     14,227    15,055
Dilutive effect of common
   stock options                      5       76          3        80
Convertible notes                  -       3,198        -       3,172
                               --------  --------    -------  -------
     Total shares                14,258   19,160     14,230    18,307
                               ========  ========    =======  =======

Net income (F1)                $  5,632  $ 6,699    $ 4,252   $ 4,903
                               ========  ========   ========  =======


Income per share per share     $   0.40  $  0.35     $ 0.30   $  0.27
                               ========  ========    =======  =======


<F1>  Adjusted for interest on convertible debt for 1998

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